Exhibit 99.1
TO OUR STOCKHOLDERS
A disappointing trend previously identified continues. Net income through the nine months ended September 30, 2006 was $71.498 million, compared to $72.407 million in the first nine months of last year, a decrease of 1.26%. Aided in part by stock repurchases, diluted net income per share at September 30, 2006 was $5.11, an increase of 1.59 % from a year ago.
Return on average equity (ROE) has improved slightly from the first nine months of last year. ROE was 17.73% for the nine months ended September 30, 2006 compared to 17.26 % for the same period a year ago.
Modest loan growth occurred, as we had an increase of approximately $22 million in the third quarter of 2006. However, this increase in loans was not enough to offset the continued reduction in our investment securities portfolio. Our challenges are magnified by the compression in our net interest margin, caused in large part by current conditions related to interest rates.
We were pleased to announce two future expansion opportunities during the third quarter. The Anderson Bank Company is located in Anderson Township of Hamilton County in southwest Ohio. Once completed, this merger will bring two offices and approximately $70 million of assets to our Park National Bank Southwest Ohio and Northern Kentucky Division.
The other announcement was the signing of a definitive agreement to merge with Vision Bancshares, Inc. headquartered in Panama City, Florida. Vision has 15 offices with approximately $700 million in assets along the Gulf Coast. Their offices are located largely between Mobile Bay, Alabama in the west and Panama City, Florida in the east.
Anderson Bank will enhance our presence in southwest Ohio and Vision will bring a unique presence in markets far more robust than what we typically find in Ohio. Subject to regulatory and shareholder approval, we expect both mergers to be concluded by March 31, 2007.
Otherwise, our agenda remains unchanged. We assure you that our associates are working hard at each of our affiliates. Your support and referral of new customers is needed and appreciated.
Sincerely,

/s/ C. Daniel DeLawder	/s/ David L. Trautman

C. Daniel DeLawder Chairman	David L. Trautman President